UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 9, 2009

BEESTON ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-103621	88-04360717
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

247 SW 8TH Street, #122

Miami, FL 33130

 (Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (305) 432-5232

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosures made under Item 3.02 herein regarding Convertible Debentures issued to the Company’s President, Brian Smith.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On April 9, 2009 the Company issued two convertible debentures to Brian Smith, the President of the Company, to secure prior loans made to the Company on promissory notes that are payable on demand and pay zero interest and other funds previously paid on behalf of the Company by Mr. Smith. One convertible debenture is for $126,677.00 (U.S.) (the “U.S.$ Debenture”) and the other is for $125,100.00 (CAD) (the “CAD$ Debenture”).  The term of each of the debentures is three (3) years and each debenture earns interest at 12% per annum, calculated and payable annually.  The debt under each of the debentures is secured by a first “floating charge” over the undertaking and all property and assets of the Company.

Each of the debentures permits the holder, at his option, during the terms of the debentures, to convert all or part of the debt represented by the debentures into common stock of the Company at a conversion rate of $0.02(U.S.) per share for the U.S.$ Debenture, and at a conversion rate of $0.025(CAD) per share for the CAD$ Debenture.  The Company is also permitted, at its option, to pay any accrued interest under either debenture in the form of common stock, also at the same conversion rates that are permitted for the holder of the respective debentures.

In consideration for Mr. Smith entering into the debenture agreements the Company attached share purchase warrants to each of the debentures.  There are 6,333,850 share purchase warrants attached to the U.S.$ Debenture and 5,004,000 share purchase warrants attached to the CAD$ Debenture.  These share purchase warrants grant the holder, over the term of the debentures, the right to purchase one share of common stock of the Company for each share purchase warrant at a purchase price of $0.02(U.S.) per share for every $0.02(U.S.) under the U.S.$ Debenture and at a purchase price of $0.025(CAD) per share for every $0.025(CAD) under the CAD$ Debenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Brian Smith

Brian Smith, President